                           SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                             (Amendment No.      )


Filed by the Registrant [X]

Filed by a Party other than the Registrant      [_]

Check the appropriate box:

[_]   Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[_]   Soliciting Material Pursuant to section 240.14a-11(c) or section
      240.14a-12

                       The Guarantee Life Companies Inc.
               ------------------------------------------------
               (Name of Registrant as Specified in its Charter)


               ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

           -------------------------------------------------------------------

      (2)  Aggregate number of securities to which transaction applies:

           -------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           -------------------------------------------------------------------

      (4)  Proposed maximum aggregate value of transaction:

           -------------------------------------------------------------------

      (5)  Total fee paid:

           -------------------------------------------------------------------

[_]   Fee paid previously with preliminary materials.

[_]   Check box if any part of the fee is offset as provided by Exchange Act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

           -------------------------------------------------------------------

      (2)  Form, Schedule or Registration Statement No.:

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      (3)  Filing Party:

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      (4)  Date Filed:

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

[LOGO APPEARS HERE]

                        THE GUARANTEE LIFE COMPANIES INC.
                                Guarantee Centre
                             8801 Indian Hills Drive
                              Omaha, Nebraska 68114


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders of The Guarantee Life Companies Inc.:

         The Annual Meeting of Shareholders of The Guarantee Life Companies Inc. (the "Company") will be held at Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska, on Thursday, May 8, 1997, at 10:00 a.m. for the following purposes:

     1. To elect three directors, each to serve for a three-year term of office expiring at the 2000 Annual Meeting of Shareholders;
     2. To ratify the appointment of KPMG Peat Marwick LLP, certified public accountants, as independent auditors for the Company for 1997;
     3. To consider a proposal to amend the Company's 1994 Long Term Incentive Plan to increase the number of shares issuable thereunder; and
     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on March 21, 1997, are entitled to notice of and to vote at the Annual Meeting of Shareholders.

         All shareholders are cordially invited to attend the meeting in person. However, if you are unable to attend in person and wish to have your shares voted, please sign and date the enclosed proxy and return it in the accompanying envelope as promptly as possible. YOUR VOTE IS VERY IMPORTANT. Your proxy may be revoked by appropriate notice to the Secretary of the Company at any time prior to the voting thereof.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                             R. A. Spellman
                                               Secretary

Omaha, Nebraska
April 3, 1997

                        THE GUARANTEE LIFE COMPANIES INC.
                                Guarantee Centre
                             8801 Indian Hills Drive
                              Omaha, Nebraska 68114

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 8, 1997

     This Proxy Statement is furnished to shareholders of The Guarantee Life Companies Inc. (the "Company") in connection with the solicitation on behalf of the Company's Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 8, 1997, at 10:00 a.m. at Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska. Distribution of this Proxy Statement and the accompanying form of proxy began on or about April 3, 1997.

     Only holders of record of common stock of the Company (the "Common Stock") at the close of business on March 21, 1997, are entitled to notice of and to vote at the annual meeting. On that date, the Company had outstanding 9,910,197 shares of Common Stock, each of which is entitled to one vote.

     The enclosed proxy may be revoked by the shareholder at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will be deemed revoked if the shareholder is present at the annual meeting and elects to vote in person.

     A majority of the outstanding shares will constitute a quorum at the annual meeting. Shares entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the meeting for purposes of determining a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker nonvotes. Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the proposals set forth in the Notice of Annual Meeting of Shareholders.

     The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company, without additional compensation therefor. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy materials to their principals.

     Also, ChaseMellon Shareholder Services, L.L.C. may assist the Company in soliciting proxies for the annual meeting, and if so, will be paid an estimated fee of up to $25,000 plus out-of-pocket expenses. The Company has agreed to indemnify ChaseMellon Shareholder Services, L.L.C. against certain liabilities in connection with soliciting proxies for the annual meeting.

PROPOSAL 1:  ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, with one class elected each year to hold office for a three-year term. John R. Cochran, James
M. McClymond and William F. Welsh II, current members of the Board of Directors, have been nominated for re-election to serve three-year terms of office expiring at the 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Directors are elected by a plurality of votes cast. Consequently, votes withheld and broker nonvotes with respect to the election of directors will have no impact on the election of directors. If any nominee is unable to serve, or for good cause declines to serve at the time of the annual meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. The Board of Directors is not aware of any circumstances that would render any nominee unavailable for election.

     The following table sets forth certain information regarding the nominees for election and the directors continuing in office.

     The Board of Directors recommends a vote FOR the nominees listed.


                        Director        Business Experience and
     Name                Since          Principal Occupation                          Age
John R. Cochran         1994            President and Chief Executive Officer,        54
                                        FirstMerit Corporation since 1995 and
                                        prior thereto from January 1986,
                                        President and Chief Executive Officer of
                                        Norwest Bank Nebraska, N.A. Mr. Cochran
                                        is a director of FirstMerit Corporation.

James M. McClymond      1994            Consultant to Thermal Technology, Inc.        63
                                        Since October 1994, he has served as
                                        Consultant-International Business
                                        Development for UtiliCorp United, Inc.
                                        Prior thereto, he served as President of
                                        Peoples Natural Gas Company from
                                        February 1985 until his retirement in
                                        October 1994. Mr. McClymond is a
                                        director of Thermal Technology, Inc.

William F. Welsh II     1994            President and Chief Executive Officer,        55
                                        American Information Systems Inc. since
                                        1994. From 1977 until 1993, Mr. Welsh
                                        served in various management positions
                                        at Valmont Industries, Inc., including
                                        President and Chief Executive Officer.

   Directors whose terms expire at the 1998 Annual Meeting of Shareholders:

Robert D. Bates         1994            Chairman of the Board, President and          55
                                        Chief Executive Officer of The Guarantee
                                        Life Companies Inc. since May 1995.
                                        Chairman of the Board of Guarantee Life
                                        Insurance Company since November 1990
                                        and President and Chief Executive
                                        Officer of Guarantee Life Insurance
                                        Company since March 1989.

Theodore C. Cooley      1994            Executive Vice President-Individual           55
                                        Division of Guarantee Life Insurance
                                        Company since March 1994, and Senior
                                        Vice President-Individual Division from
                                        March 1993 to March 1994. From 1977
                                        until joining Guarantee Life Insurance
                                        Company in 1993, Mr. Cooley served with
                                        The Paul Revere Insurance Group.

Bernard W. Reznicek     1994            National Director - Utility Marketing         60
                                        for Central States Indemnity Co. of
                                        Omaha since January 1997. Prior thereto,
                                        starting in July 1994, he was Dean of
                                        the Creighton University College of
                                        Business Administration. Between 1987
                                        and 1994 he served with Boston Edison
                                        Company, Boston, Massachusetts and was
                                        Chairman and Chief Executive Officer at
                                        the time of his retirement in 1994.

Janice D. Stoney        1994            Executive Vice President (Retired), U S       56
                                        WEST Communications from 1990 until her
                                        retirement in 1992. From 1989 until 1990
                                        she was President of the Consumer
                                        Division of U S WEST Communications.
                                        Mrs. Stoney is a director of Premark
                                        International and Whirlpool Corporation.



   Directors whose terms expire at the 1999 Annual Meeting of Shareholders:       Age
Frederick M. Bekins    1994    Chairman, Bekins Van & Storage Company, with       72
                               which he has been affiliated since 1949.

C.R. "Bob" Bell        1994    President, Greater Omaha Chamber of Commerce       66
                               since 1989.

Thomas T. Hacking      1995    Chief Executive Officer, Hacking & Co. since       52
                               1993. From 1988 until 1993, Mr. Hacking was
                               Executive Vice President and co-head of
                               investment banking for Bateman Eichler, Hill
                               Richards Inc. and its successor, Kemper
                               Securities, Inc.

A.J. Scribante         1994    Chairman of the Board and Chief Executive          67
                               Officer, VITAL LEARNING Corporation since 1989.

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has approved the retention of KPMG Peat Marwick LLP as independent auditors of the Company and its subsidiaries for the fiscal year ending December 31, 1997, subject to ratification by shareholders. Ratification requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote against ratification. Broker nonvotes will not be considered shares entitled to vote with respect to ratification and will not be counted as votes for or against ratification. A representative of KPMG Peat Marwick LLP is expected to be present at the annual meeting. The representative will be given an opportunity to make a statement to shareholders, and he or she is expected to be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3:  AMENDMENT OF THE 1994 LONG TERM INCENTIVE PLAN

     The 1994 Long Term Incentive Plan (the "Plan"), adopted in December 1994, provides for the granting of nonqualified stock options, incentive stock options, restricted stock and performance shares to key employees, directors and agents.

     The Plan is administered by the Company's Compensation Committee (the "Committee"). Employees eligible to receive awards under the Plan are those key employees of the Company or any of its affiliates who are in a position to make a material contribution to the continued profitable growth and long-term success of the Company. The Committee has the authority to select the recipients of awards, determine the type and size of the awards, establish certain terms and conditions of award grants and take certain other actions as permitted under the Plan.

     In 1994, the Plan authorized 745,828 shares of Company Common Stock to be used for awards under the Plan. As of February 28, 1997, all but 62,950 shares of Common Stock originally authorized under the Plan have been granted. The shares and awards authorized under the Plan are subject to certain antidilution adjustments, and if any awards under the Plan lapse, the number of shares pertaining to such forfeited awards become available for subsequent grant under the Plan. The Committee approved a change to the Plan to provide 1,345,828 shares of Common Stock (an increase of 600,000) for issuance under the Plan, subject to shareholder approval. The Board of Directors requests shareholder approval to increase the number of shares issuable under the Plan by 600,000. Approval requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote against approval. Broker nonvotes will not be considered shares entitled to vote with respect to approval and will not be counted as votes for or against approval.

     The Board of Directors recommends a vote FOR this proposal.

Executive Officers

     Executive officers, in addition to Messrs. Bates and Cooley (see page 2), are set forth below.

                                        Business Experience and
     Name                                  Principal Occupation                          Age
Michael G. Allen      Senior Vice President of the Company since May 1995                47
                      and Senior Vice President-Employee Benefits Division
                      of Guarantee Life since January 1996. Mr. Allen joined
                      Guarantee Life in September 1993 as Senior Vice President-
                      Planning, Human Resources and Administration and became
                      Senior Vice President-Group Operations in 1995. Prior
                      thereto, from 1986 until joining Guarantee Life, he was
                      President of Louis Allen Associates.

William  L. Bauhard   Senior Vice President and Chief Financial Officer                  51
                      of the Company and Guarantee Life since May 1995.
                      Prior to joining the Company, Mr. Bauhard spent over 23
                      years with US WEST Communications in a variety of financial management positions with the most recent position of
                      Executive Director-Finance.

David L. Bomberger    Senior Vice President and Treasurer of the Company since           41
                      May 1995 and Senior Vice President-Investment Division and
                      Treasurer of Guarantee Life since November 1990.

Alan D. Brinkman      Vice President-Financial Actuarial Services of Guarantee           36
                      Life since May 1995 and prior thereto Financial Actuarial
                      Vice President-Individual Division since joining Guarantee
                      Life in October 1991. From 1982 until joining Guarantee
                      Life, he served in various supervisory and management
                      positions with Mutual of Omaha and United of Omaha
                      Insurance Company.

John E. Burch         Vice President and Controller of the Company since April           54
                      1995 and Vice President and Controller of Guarantee Life
                      since February 1989.

Richard C. Easton     Senior Vice President-Marketing-Employee Benefits Division         59
                      of Guarantee Life since February 1995. Mr. Easton joined
                      Guarantee Life in February 1993 as Vice President-Group Sales.
                      Prior to joining Guarantee Life, Mr. Easton spent over 33
                      years with Standard of Oregon in a variety of group sales and operations positions with the most recent position of
                      Vice President of Group Marketing.

J.D. "Wayne" Gardner  Senior Vice President-Marketing-Individual Division of             49
                      Guarantee Life since September 1994 and prior thereto Vice
                      President-Marketing and Sales-Individual Division since
                      joining Guarantee Life in May 1993. From May 1989 until
                      joining Guarantee Life, Mr. Gardner served as Vice-
                      President-Career Sales of The Paul Revere Insurance Group.

William R. Lane       Vice President-Group Finance of Guarantee Life since July          48
                      1995. From 1984 to 1995, Mr. Lane served in various
                      positions with Mutual of Omaha and United of Omaha
                      Insurance Company with the most recent position of Senior
                      Vice President-Actuarial, Purchasing Groups.

Donald G. Liedtke     Senior Vice President of the Company since May 1995 and            44
                      Senior Vice President and Chief Information Officer of
                      Guarantee Life since March 1995. From 1990 to 1995, Mr.
                      Liedtke served as Corporate Vice President and Chief
                      Information Officer for Inacom Corporation.

Paul D. Ochsner       Senior Vice President of the Company since May 1995 and            45
                      Senior Vice President-Strategic Development of Guarantee
                      Life since September 1993. Mr. Ochsner has served in
                      various positions since joining Guarantee Life in 1973,
                      including Vice President and Actuary, Vice President-
                      Planning and Strategic Development and Senior Vice
                      President-Planning and Strategic Development.

Mary G. Rahal         Senior Vice President-Human Resources and Administration           50
                      of Guarantee Life since August 1996. From 1984 until
                      joining Guarantee Life, Ms. Rahal served in various
                      positions with The Paul Revere Insurance Group, most
                      recently as Sales Vice President, South Central Region.

Gary H. Rittenhouse   Senior Vice President of the Company since May 1995 and            50
                      Senior Vice President-Strategic Initiatives and Group
                      Special Markets of Guarantee Life since January 1996. Mr.
                      Rittenhouse has served in various positions since joining
                      Guarantee Life in 1970, including Senior Vice President-
                      Group Division, Senior Vice President-Group Marketing and
                      Vice President-Group Marketing.

Richard A. Spellman   Senior Vice President, General Counsel and Secretary of            54
                      the Company since May 1995 and Senior Vice President,
                      General Counsel and Secretary of Guarantee Life since July
                      1990.

Ownership of Common Stock

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of February 28, 1997, by (i) each director and each executive officer named in the Summary Compensation Table and (ii) all directors and executive officers as a group. Except as noted below, each holder listed below has sole investment and voting power with respect to the shares beneficially owned by the holder.


                                                         Number of Shares
                  Name                                   Beneficially Owned*
                  ----                                   -------------------
                  Robert D. Bates                             119,542  (1)
                  Frederick M. Bekins                          17,350  (2)
                  C.R. "Bob" Bell                               5,226
                  John R. Cochran                               4,186  (3)
                  Eugene A. Conley                              5,641  (4)
                  Theodore C. Cooley                           18,322  (5)
                  Thomas T. Hacking                           180,400  (6)
                  James M. McClymond                           10,925
                  Bernard W. Reznicek                           4,100
                  A.J. Scribante                               21,490  (7)
                  Janice D. Stoney                              5,343  (8)
                  William F. Welsh II                          13,010
                  William L. Bauhard                            3,685  (9)
                  Gary H. Rittenhouse                           9,169 (10)
                  Michael G. Allen                             14,517 (11)
                  All directors and executive officers
                  as a group (25 persons)                     479,699 (12)

*Includes 3,000 shares each for Messrs. Bekins, Bell, Cochran, Conley, Hacking, McClymond, Reznicek, Scribante and Welsh and Mrs. Stoney that could be obtained upon exercise of stock options within 60 days. As of February 28, 1997, Common Stock beneficially owned by directors and executive officers as a group represents less than 4.9% of the outstanding shares. Except as noted, each holder listed owns less than 1% of the outstanding shares.

  (1) Includes 15,000 shares of restricted stock and 20,000 performance shares issued pursuant to the 1994 Long Term Incentive Plan as to which Mr. Bates has voting power but no investment power; 22,085 phantom stock units pursuant to a Phantom Stock Plan adopted prior to the existence of a public market for the Company's Common Stock as to which Mr. Bates has no voting or investment power; 10,037 phantom stock units in a Deferred Compensation Plan as to which Mr. Bates has no voting or investment power; 44 shares held by the Robert D. Bates Irrevocable Trust; 10,589 shares as of January 1, 1997, in the Guarantee Life Thrift Savings Plan as to which Mr. Bates has voting and investment power; and 1,146 shares of restricted stock issued pursuant to an Incentive Compensation Plan Bonus Program as to which Mr. Bates has voting but no investment power and thus Mr. Bates is the beneficial owner of approximately 1.2% of the outstanding shares.
  (2) Includes 2,500 shares held by Mr. Bekins' spouse; 1,500 shares held by the Frederick H. Bekins Trust; and 250 shares held by Mr. Bekins as trustee and as to which he has sole voting and investment power.
  (3) Includes 69 shares held by the John R. Cochran Trust and 117 phantom stock units in a Deferred Compensation Plan as to which Mr. Cochran has no voting or investment power.
  (4) Includes 26 shares held by Mr. Conley's spouse and 965 shares held by the Eugene A. Conley Insurance Trust.
  (5) Includes 130 shares held by an irrevocable trust of which Mr. Cooley's spouse is the co-trustee; 1,834 phantom stock units in a Phantom Stock Plan adopted prior to the existence of a public market for the Company's Common Stock as to which Mr. Cooley has no voting or investment power; 3,306 phantom stock units in a Deferred Compensation Plan as to which Mr. Cooley has no voting or investment power; 2,846 shares as of January 1, 1997, in the Guarantee Life Thrift Savings Plan as to which Mr. Cooley has voting and investment power; and 152 shares of restricted stock issued pursuant to an Incentive Compensation Plan Bonus Program as to which Mr. Cooley has voting but no investment power.
  (6) Mr. Hacking is a limited partner in, and Hacking & Co. acts as a consultant to, a group of partnerships managed by Kayne Anderson Investment Management, Inc. These partnerships own, in the aggregate, 175,000 shares and thus Mr. Hacking is the beneficial owner of approximately 1.8% of the outstanding shares.
  (7) Includes 341 and 372 shares held by VITAL LEARNING Corporation and Vital Resources, Inc., respectively. Mr. Scribante is the Chairman of the Board and Chief Executive Officer of VITAL LEARNING Corporation and Chairman of the Board of Vital Resources, Inc.
  (8) Includes 243 phantom stock units in a Deferred Compensation Plan as to which Mrs. Stoney has no voting or investment power.
  (9) Includes 1,815 phantom stock units in a Deferred Compensation Plan as to which Mr. Bauhard has no voting or investment power; 115 shares as of January 1, 1997, in the Guarantee Life Thrift Savings Plan as to which Mr. Bauhard has voting and investment power; and 130 shares of restricted stock issued pursuant to an Incentive Compensation Plan Bonus Program as to which Mr. Bauhard has voting but no investment power.
 (10) Includes 4,360 phantom stock units in a Phantom Stock Plan adopted prior to the existence of a public market for the Company's Common Stock as to which Mr. Rittenhouse has no voting or investment power; 885 phantom stock units in a Deferred Compensation Plan as to which Mr. Rittenhouse has no voting or investment power; 2,145 shares as of January 1, 1997, in the Guarantee Life Thrift Savings Plan as to which Mr. Rittenhouse has voting and investment power; 226 shares of restricted stock issued pursuant to an Incentive Compensation Plan Bonus Program as to which Mr. Rittenhouse has voting but no investment power; and 60 shares held by Mr. Rittenhouse's family members.
 (11) Includes 1,034 phantom stock units in a Phantom Stock Plan adopted prior to the existence of a public market for the Company's Common Stock as to which Mr. Allen has no voting or investment power; 153 phantom stock units in a Deferred Compensation Plan as to which Mr. Allen has no voting or investment power; 1,694 shares as of January 1, 1997, in the Guarantee Life Thrift Savings Plan as to which Mr. Allen has voting and investment power; and 280 shares of restricted stock issued pursuant to an Incentive Compensation Plan Bonus Program as to which Mr. Allen has voting but no investment power.
 (12) Includes shares held by spouses and immediate family members of other executive officers, as well as phantom stock units for executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own more than ten percent of the Company's Common Stock ("reporting persons"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during 1996 all reporting persons were in compliance with all applicable filing requirements except that Form 3, Initial Statement of Beneficial Ownership, was filed late on behalf of Mary G. Rahal and one report covering one transaction was inadvertently filed late on behalf of each of William L. Bauhard and James M. McClymond.

Meetings of Board of Directors and Committees

         The Board of Directors held six meetings in 1996. All directors attended at least 75% of the meetings of the Board and its committees on which they served.

         The Board of Directors has standing Audit and Compensation Committees. In 1996, the Audit Committee was composed of Directors Bekins, Bell and Reznicek, with Mr. Reznicek serving as Chair. The functions performed by the Audit Committee include exercising the powers and authority of the directors of the Company to oversee and monitor the internal accounting and operating systems of the Company and related matters. The Audit Committee held three meetings in 1996. In 1996, the Compensation Committee was composed of Directors Cochran, McClymond, Scribante, Stoney and Welsh, with Mr. Scribante serving as Chair. The duties of the Compensation Committee include exercising the powers and authority of the directors of the Company with regard to compensation philosophy and guidelines for the executive and management groups of the Company and related matters. The Compensation Committee held six meetings in 1996.

Compensation of Directors

         During 1996, each non-employee director of the Company received a $12,600 annual retainer, $900 for each board meeting attended and $650 for each committee meeting attended. Non-employee directors of the Company who also serve on the Board of Directors of Guarantee Life Insurance Company received only one annual retainer fee for their board memberships and only one meeting fee for each joint meeting of both boards attended. In addition, directors are reimbursed for travel expenses incurred in attending meetings. In 1996, the Company's Board of Directors received cash compensation from Guarantee Life Insurance Company and stock options from the Company under the Directors Stock Incentive Plan and the 1994 Long Term Incentive Plan.

         In May 1996, the Board of Directors adopted the Directors Stock Incentive Plan in order to attract, retain and motivate the best qualified directors and to enhance mutuality of interest between the directors and shareholders of the Company. The Directors Stock Incentive Plan provides a one-time grant of options to each non-employee director in office on May 9, 1996, and each individual who first becomes a director after May 9, 1996, to purchase 3,000 shares of the Company's Common Stock. These options became exercisable November 9, 1996, at an exercise price of $17.125 per share. None of these options have been exercised as of March 17, 1997.

         The Directors Stock Incentive Plan is administered by the Board of Directors. The maximum number of shares that may be issued under this plan is 90,000. If there is a stock split, stock dividend, recapitalization or other relevant change affecting the Common Stock, appropriate adjustments will be made in the number of shares available under this plan in the future and in the exercise prices under outstanding grants made before the event.

         Also, pursuant to the Company's 1994 Long Term Incentive Plan, on December 31, 1996, each non-employee director was granted nonqualified stock options for shares having an aggregate fair market value of $5,000 on that date. These options become exercisable in 25% annual installments with the first annual installment exercisable on December 31, 1998.

Summary Compensation Table

         The following table summarizes the compensation paid by Guarantee Life to the chief executive officer and the four most highly compensated executive officers, other than the chief executive officer, of Guarantee Life and the Company.

                                                                         Long Term Compensation
                                               Annual Compensation                   Awards
                                      -----------------------------------------------------------
        (a)                         (b)       (c)      (d)        (e)          (f)        (g)            (i)
                                                                 Other
                                                                Annual     Restricted Securities      All Other
Name and                                                        Compen-       Stock   Underlying       Compen-
Principal                                                       sation      Award(s)   Options/        sation
Position                          Year   Salary ($) Bonus ($)    ($)*         ($)**    SARs (#)          ($)
-----------------------------------------------------------------------------------------------------------------
Robert D. Bates                   1996     453,333   196,075(2)  6,248        24,509           0       6,421 (11)
Chairman, President and Chief     1995     415,700   200,000     6,874             0     159,110       5,730 (12)
Executive Officer                 1994     391,070   258,690     8,803             0           0     426,949 (13)

Theodore C. Cooley                1996     199,600    46,481(3)  2,299         3,254           0       5,609 (14)
Executive Vice President          1995     191,267    66,861       831             0      19,889       5,712 (15)
                                  1994     183,000    97,728    72,201(8)          0           0      24,830 (16)

Michael G. Allen                  1996     180,700    47,933(4)    676         5,992           0       4,028 (17)
Senior Vice President             1995     154,367    40,000    14,192(8)          0      19,889       5,625 (18)
                                  1994     146,417    45,000   128,021(8,9)        0           0       1,879 (19)

Gary H. Rittenhouse               1996     162,750    64,416(5)    692         4,831           0       5,243 (20)
Senior Vice President             1995     156,250    20,000     1,576             0      19,889       5,252 (21)
                                  1994     146,400    48,632     2,925             0           0       7,565 (22)

William L. Bauhard                1996     173,760    22,250(6)      3         2,781           0       4,235 (23)
Senior Vice President             1995     110,069    84,500(7) 53,751(10)         0      19,889         768 (24)
                                  1994       (1)       (1)         (1)            (1)      (1)             (1)
-----------------------------------------------------------------------------------------------------------------

  (1) Mr. Bauhard joined the company in May 1995, therefore, no information is provided for 1994.
  (2) Includes 5,503 shares of Common Stock received in lieu of cash compensation, which shares had a fair market value of $117,645 when payable.
  (3) Includes 978 shares of Common Stock received in lieu of cash compensation, which shares had a fair market value of $20,916 when payable.
  (4) Includes 1,345 shares of Common Stock received in lieu of cash compensation, which shares had a fair market value of $28,759 when payable.
  (5) Includes 1,205 shares of Common Stock received in lieu of cash compensation, which shares had a fair market value of $25,766 when payable.
  (6) Includes 624 shares of Common Stock received in lieu of cash compensation, which shares had a fair market value of $13,350 when payable.
  (7) Includes a $35,000 employment bonus.
  (8) Includes income tax allowance on non-deductible moving/relocation expense reimbursements.
  (9) Includes $23,350 for the purchase of a country club membership and corresponding income tax allowance.
 (10) Includes $24,250 for the purchase of a country club membership and corresponding income tax allowance.
 (11) Consists of $4,621 employer matching contribution to the Guarantee Life Thrift Savings Plan and $1,800 of premiums paid for group term life insurance.
 (12) Consists of $4,578 employer matching contribution to the Guarantee Life Thrift Savings Plan and $1,152 of premiums paid for group term life insurance.
 (13) Consists of $360,189 as a final payment under an agreement to compensate Mr. Bates for loss of his long-term benefits with his former employer upon joining Guarantee Life, a $58,487 deposit to an annuity to supplement Mr. Bates' retirement plan benefit, $7,133 employer matching contribution to the Guarantee Life Thrift Savings Plan and $1,140 of premiums paid for group term life insurance.

(14) Consists of $3,809 employer matching contribution to the Guarantee Life Thrift Savings Plan and $1,800 of premiums paid for group term life insurance.
(15) Consists of $4,560 employer matching contribution to the Guarantee Life Thrift Savings Plan and $1,152 of premiums paid for group term life insurance.
(16) Consists of a $10,000 one-time employer contribution to the Guarantee Life Deferred Compensation Plan, a $7,500 relocation allowance, a $6,190 employer matching contribution to the Guarantee Life Thrift Savings Plan and $1,140 of premiums paid for group term life insurance.
(17) Consists of $3,332 employer matching contribution to the Guarantee Life Thrift Savings Plan and $696 of premiums paid for group term life insurance.
(18) Consists of $4,929 employer matching contribution to the Guarantee Life Thrift Savings Plan and $696 of premiums paid for group term life insurance.
(19) Consists of $739 employer matching contribution to the Guarantee Life Thrift Savings Plan and $1,140 of premiums paid for group term life insurance.
(20) Consists of $4,547 employer matching contribution to the Guarantee Life Thrift Savings Plan and $696 of premiums paid for group term life insurance.
(21) Consists of $4,556 employer matching contribution to the Guarantee Life Thrift Savings Plan and $696 of premiums paid for group term life insurance.
(22) Consists of $6,425 employer matching contribution to the Guarantee Life Thrift Savings Plan and $1,140 of premiums paid for group term life insurance.
(23) Consists of $3,083 employer matching contribution to the Guarantee Life Thrift Savings Plan and $1,152 of premiums paid for group term life insurance.
(24) Consists of $768 of premiums paid for group term life insurance.
   * In 1996, includes amounts reimbursed for the payment of taxes by Messrs. Bates, Cooley and Bauhard, and amounts reimbursed from a nonqualified medical plan for Messrs. Cooley, Allen and Rittenhouse.
  ** Awards were made after December 31, 1996, and therefore no value is reported for that date.

Option Grants Table

         No stock options were granted to the named executive officers during 1996 and no stock options were exercisable or exercised by any of them in 1996.

Incentive Plan

         The 1994 Long Term Incentive Plan was adopted in December 1994 and amended April 6, 1995, December 8, 1995, and November 14, 1996, in order to retain and attract qualified key employees, directors and agents of the Company and its subsidiaries and to align the interests of such persons with those of the Company and its shareholders by providing for the grant of options to purchase the Company's Common Stock which may be either incentive stock options or nonqualified stock options, as well as for restricted stock and performance shares. No award may be granted under the Incentive Plan after December 26, 2000.

         The Company's Board of Directors has designated the Compensation Committee of the Board of Directors as the Plan Committee. The Plan Committee has authority to administer the Incentive Plan, including the authority to determine who will receive awards and for what number of shares and to establish the terms and conditions of the awards.

         The maximum number of shares of Common Stock that may be issued under the Incentive Plan is 745,828, which is 7.5% of the total number of shares of Common Stock issued and outstanding immediately following the initial public offering of the Company's Common Stock. If there is a stock split, stock dividend, recapitalization or other relevant change affecting the Common Stock, appropriate adjustments will be made in the number and class of shares that may be awarded under the Incentive Plan in the future and in the number and class of shares and price under all outstanding grants made before the event. A proposal to amend the Incentive Plan to increase the number of shares that may be issued thereunder is subject to shareholder approval at the annual meeting. See Proposal 3: Amendment of the 1994 Long Term Incentive Plan.

         In 1996, the Plan Committee made awards of 52,670 stock options to key employees and directors at prices varying from $16.50 per share to $18.50 per share.

Retirement Plan

         Each of the named executive officers participates in the Retirement Plan for Home Office Employees of Guarantee Life Insurance Company and in the Guarantee Life Insurance Company Supplemental Retirement Plan.

         The following table sets forth the benefits payable, assuming retirement at age 65, to participants in the Retirement Plan and the Supplemental Retirement Plan at the levels of compensation and for the periods of service contained therein.

                            Assumed
                            Annual                         Annual Pension Plan Benefits
                           Earnings                   Years of Service at Normal Retirement
                                             15          20            25            30             35
                                          --------------------------------------------------------------
                          $120,000         33,802      45,070        51,837        58,604         65,372
                           150,000         42,802      57,070        65,712        74,354         82,997
                           175,000         50,302      67,070        77,275        87,479         97,684
                           200,000         57,802      77,070        88,837       100,604        112,372
                           225,000         65,302      87,070       100,400       113,729        127,059
                           250,000         72,802      97,070       111,962       126,854        141,747
                           300,000         87,802     117,070       135,087       153,104        171,122
                           350,000        102,802     137,070       158,212       179,354        200,497
                           400,000        117,802     157,070       181,337       205,604        229,872
                           450,000        132,802     177,070       204,462       231,854        259,247
                           500,000        147,802     197,070       227,587       258,104        288,622

         The benefits shown in the preceding table are payable in the form of a straight life annuity. Benefits are not subject to offset for Social Security benefits. Compensation taken into account under the pension plans is the average monthly compensation paid to a participant during the consecutive 60-month period that produces the highest average compensation. For this purpose, compensation includes the total of base salary and bonus. The annual compensation shown in the Summary Compensation Table will be taken into account in computing the average monthly compensation used to determine the amount of each executive officer's retirement benefits, but generally will constitute only 20% of the compensation used for this purpose. Accordingly, the compensation used to determine the amount of such benefits differs by more than 10% from the compensation shown in the Summary Compensation Table for all the named executive officers. As of December 31, 1996, the aggregate amount of compensation and credited years of service taken into account for retirement benefits were as follows: Mr. Bates, $3,356,490 and seven years; Mr. Cooley, $1,024,289 and three years; Mr. Allen, $629,040 and three years; Mr. Rittenhouse, $953,641 and 26 years; and Mr. Bauhard, $368,329 and one year.

Employment Agreement

         Guarantee Life has entered into an employment agreement with Mr. Bates, effective as of April 1, 1995, under which he will serve as the Chairman of the Board of Directors, President and Chief Executive Officer of Guarantee Life and of the Company. The initial term of the employment agreement ends on March 31, 1998, and will automatically be extended for one year on each April 1, beginning April 1, 1996.

         Under the employment agreement, Mr. Bates will receive an annual base salary of $400,000 per annum (subject to increase at the discretion of the Board of Directors or reduction as part of an overall reduction in salaries payable to senior management personnel) and participate in employee and executive benefit and perquisite programs at levels appropriate for his position. Mr. Bates is also eligible to receive an annual cash bonus and long term incentive awards.

         In the event Mr. Bates' employment is terminated without cause or he ceases to be Chairman of the Board, Chief Executive Officer or President, his severance benefits will be an amount equal to twice his highest annual base salary and bonus payment amount. In the event Mr. Bates' employment is terminated in contemplation of a change of control or within two years following a change of control, his severance benefits will be three times his highest base salary and bonus payment amount. Upon involuntary termination, Mr. Bates would also receive a prorated bonus for the year of termination, all accrued compensation, the cash value of all of his previously awarded vested long term incentive grants, the present value of the additional retirement benefits which he would have accrued under the Supplemental Retirement Plan had he been employed for an additional two years and be fully vested in his accrued benefits under Guarantee Life's Supplemental Retirement Plan.

         Upon Mr. Bates' termination due to death or disability, he will receive an amount equal to his bonus payment amount, his accrued compensation, the cash value of his vested long term incentive awards and 50% of his unvested long term incentive awards.

         Guarantee Life provides Mr. Bates additional deferred compensation which is payable upon his death, retirement or termination of employment pursuant to a written agreement under which he is credited with a fixed percentage (a minimum of 9% and a maximum of 12%) of his base salary and annual incentive compensation.

Executive Severance Plan

         The Company has established the Executive Severance Plan under which certain executive officers and other designated key employees of the Company and its subsidiaries are eligible to receive certain severance benefits upon the occurrence of a change of control and other events. The Company's Board of Directors has designated 13 executive positions for participation in the Executive Severance Plan.

         Under the Executive Severance Plan, if a participant is involuntarily terminated other than for cause or voluntarily terminates employment for good reason, prior to the second anniversary of a change of control, except as provided below, such participant will receive the following severance benefits:
(1) a lump-sum amount equal to either one, two or three times the participant's base salary, (2) outstanding incentive awards or deferred compensation accounts shall become fully vested and earned, determined, in the case of any award based on attaining levels of performance, on performance as of the end of the fiscal year preceding the date of termination or the end of the month in which the termination occurs, whichever is more favorable to the participant and (3) outplacement services for one year.

         The Executive Severance Plan is renewable at three-year intervals unless terminated by the Board of Directors, provided that, if a change of control occurs during its term, it will continue in effect until all obligations thereunder are satisfied. In no event, however, will severance benefits payable under the Executive Severance Plan exceed the amount allowable to the Company as a deduction for federal income tax purposes under applicable law.

Severance Agreement

         Guarantee Life has an agreement with Theodore C. Cooley to make severance payments to him in the event that his employment is involuntarily terminated prior to March 1, 1998, other than by reason of malfeasance or after a change of control. Under the agreement, Mr. Cooley's base salary would be continued for that number of months which is equal to his then-effective base salary divided by $10,000.

Compensation Committee Interlocks and Insider Participation

         In 1996, the Company's Compensation Committee was composed of A.J. Scribante, Chair, John R. Cochran, James M. McClymond, Janice D. Stoney and William F. Welsh II. Robert D. Bates, Chairman of the Board, President and Chief Executive Officer of the Company and Guarantee Life, served on the Board of Directors of VITAL LEARNING Corporation and as a member of its Compensation Committee in 1996. A. J. Scribante, Chief Executive Officer of VITAL LEARNING Corporation, was a member of the Company's and Guarantee Life's Boards of Directors and was a member of the Company's Compensation Committee in 1996.

Report of the Compensation Committee on Executive Compensation

         The Company's Compensation Committee is composed of independent, non-employee members of the Board of Directors. The duties of the Committee include exercising the powers and authority of the directors of the Company with regard to compensation arrangements for Company executives and related matters. The Company became a publicly-held entity in December 1995, upon the conversion of its subsidiary, Guarantee Life Insurance Company, from a mutual life insurance company to a stock life insurance company.

         Prior to the conversion of Guarantee Life in December 1995, the Committee retained an independent compensation consulting firm to assist in developing specific executive compensation plans and policies. Working with the consulting firm, the Committee adopted and revised plans of compensation intended to both continue the compensation philosophy and provide incentives that encourage and reward the creation of additional shareholder value.

         Compensation Philosophy

         As a public company since December 1995, the Company's compensation philosophy is to maintain a competitive compensation program that ties total compensation opportunities for executives to the creation of shareholder value. This philosophy is implemented through the combination of the following elements:

         (1) base salaries that are at or somewhat above the 50th percentile of salaries at a broad group of life insurance companies of similar and somewhat larger size, in order to enable the Company to attract and retain qualified executives in a competitive marketplace;

         (2) an annual incentive plan that provides opportunities for executives to receive cash incentives based on improvement in growth and profitability; and

         (3) equity-based awards that align the interests of executives with those of shareholders by tying economic rewards directly to increases in shareholder value and encouraging stock ownership by key executives.


         Section 162(m) of the Internal Revenue Code prohibits the Company from deducting any compensation in excess of $1 million paid to certain of its executive officers, except to the extent that such compensation is paid pursuant to a shareholder approved plan upon the attainment of specified performance objectives. The Company has not paid any compensation to any executive officers that was not deductible by reason of the prohibition in Section 162(m). By reason of having only recently become a public company, the Company qualifies for certain transition rules that will simplify compliance with Section 162(m) in the immediate future. The Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to
Section 162(m), but reserves the right, in appropriate circumstances, to pay amounts which are not deductible.

         Base Salaries

         The base salaries of the chief executive officer, executive vice president and senior vice presidents have been, and will continue to be, reviewed periodically by the Committee. The Company seeks to pay its executives at competitive levels, based on the scope of responsibilities applicable to each position and the Committee's subjective assessment of the individual's performance and expected contribution to the Company's success. Competitive base salary levels are defined as the median (50th percentile) to somewhat above median level among similar-sized and somewhat larger companies in the life insurance industry. The Committee has adopted a specific peer group of companies, selected on the basis of size, performance and line of business comparability, for comparison purposes in establishing base salaries. The Committee expects to moderate salary growth in the future, basing more of the total compensation package on corporate performance.

         In March 1996, Mr. Bates' base salary was increased 9.52% from
$420,000 to $460,000, based on market data and the Committee's subjective assessment of Mr. Bates' accomplishment of individual performance objectives, including achievement of financial results above plan, management development and accomplishment of corporate strategic initiatives. Based on market data, the Committee is satisfied that Mr. Bates' salary is competitive with companies with which Guarantee Life competes for talent.

         Annual Incentives

         Currently, the annual incentive plan is based primarily on return on equity targets; goals are set each year for Guarantee Life and its principal divisions. Annual incentive rewards are tied to specific financial objectives identified by management and approved by the Committee as supporting continued growth, profitability and increased shareholder value. The plan provides for market median levels of compensation for performance that meets budgeted plan projections set at the beginning of the year and approved by the Committee. The plan provides approximately 75th percentile rewards for superior performance against these annual budgeted financial measures.

         The performance targets are approved by the Committee at the beginning of each fiscal year and the Committee annually certifies that the awards under the plan correspond to actual results versus the targets established. Mr. Bates' annual incentive target award for 1996 was 50% of base salary, which was tied to Guarantee Life's performance against corporate return on equity targets.

         In addition to awards under the annual incentive plan, the Committee will, under appropriate circumstances, grant discretionary bonuses to executives to acknowledge exceptional performance in the attainment of specific goals. In consideration of Mr. Bates' success in managing and restructuring the operations of Guarantee Life in 1994 and 1995, he received discretionary bonuses of $50,000 and $200,000, respectively.

         Long Term Incentives

         The purpose of the Company's 1994 Long Term Incentive Plan is to reward top management for increasing shareholder value, to develop stock ownership among key executives and to help retain key executives. The Incentive Plan that provides for grants of stock options to the chief executive officer, executive vice president, senior vice presidents and other key employees. Pursuant to the terms of the Incentive Plan, no stock options were awarded in 1996 to executives who received option grants in 1995. Options granted in 1995 included both incentive stock options and nonqualified stock options, with a maximum term of 10 years. Options are not exercisable until two years after grant, and then begin vesting at the rate of 25% per year. All options are granted at fair market value on the date of the grant.

         Prior to the adoption of the Incentive Plan and the existence of a public market for the Company's Common Stock, Guarantee Life maintained a phantom stock appreciation program that provided participating executives with an economic incentive to increase statutory surplus. This program, which was implemented in 1991, generally required the completion of five years of service following any award to receive any amounts otherwise earned under the applicable formula. With the anticipated public market for the Company's Common Stock, no further awards were made under this program after 1994.

         The value of the appreciation inherent in each award made under this program, as determined by the Committee taking into account appropriate adjustments to negate the effect of the demutualization process, was converted, effective as of the time of the Company's initial public offering, into an economic interest in a number of shares of the Company's Common Stock, based on the offering price in the initial public offering. The other terms and conditions of awards made under this program, including the original vesting schedule, remain unchanged, except that payment of such awards may be made in stock. Under this program, in 1996 Mr. Bates had an interest in the economic equivalent of approximately 22,085 shares of the Company's Common Stock.

         Other Chief Executive Officer Compensation

         In 1995, to assure itself of his continued services following its demutualization and in recognition of Mr. Bates' past contributions to Guarantee Life and his expected contribution to its future performance, Guarantee Life entered into an employment agreement with Mr. Bates. The agreement has a three-year term and it is renewed annually. Among other things, that agreement provides for the payment to Mr. Bates of two times his annual cash compensation if his employment is involuntarily or constructively terminated without cause, and three times such annual compensation if his termination is a result of a change of control. In addition, upon such an involuntary or constructive termination, vesting will be automatically accelerated for his long term incentives and other benefits.

         The Compensation Committee: A. J. Scribante, Chair, John R. Cochran, James M. McClymond, Janice D. Stoney and William F. Welsh II.

Performance Graph

         The following graph sets out the cumulative total shareholder return on the Company's Common Stock since its initial public offering on December 19, 1995, assuming the investment of $100 on December 19, 1995, and reinvestment of all dividends since that date to December 31, 1996, compared with the S&P 500 and the SNL Life & Health Insurance Index for the same period.

                             [GRAPH APPEARS HERE]


                                                             Period Ending
        ----------------------------------------------------------------------------------------------------------------------
        Index                                     12/19/95      12/31/95        3/31/96       6/30/96     9/30/96    12/31/96
        ----------------------------------------------------------------------------------------------------------------------
        The Guarentee Life Companies Inc            100.00        121.15         118.27        135.97      153.78      143.58
        ----------------------------------------------------------------------------------------------------------------------
        S&P 500                                     100.00        100.72         106.13        110.88      114.31      123.75
        ----------------------------------------------------------------------------------------------------------------------
        SNL Life & Health Insurance Index           100.00        102.24         107.93        111.13      117.25      133.29
        ----------------------------------------------------------------------------------------------------------------------

Future Proposals

         Any proposal by any shareholder to transact any corporate business or to nominate a director at the Annual Meeting of Shareholders on May 8, 1997, shall be made by notice in writing and mailed by certified mail to the Secretary of the Company and must be received no later than April 10, 1997. A notice of nominations by a shareholder shall set forth as to each proposed nominee who is not an incumbent director(i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of Common Stock of the Company which are beneficially owned by each such nominee and the nominating shareholder and (iv) any other information concerning the nominee that must be disclosed regarding nominees in proxy solicitations pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules under such section. Only shareholders of record at the close of business on March 21, 1997, are entitled to bring business before the annual meeting or to make nominations for directors.

         Any proposal that a shareholder intends to present at the 1998 annual meeting must be received by the Company no later than December 4, 1997, for inclusion in the 1998 notice of annual meeting, proxy statement and form of proxy. The inclusion of any such proposal in the proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

Other Business

         Management does not know of any other business that will be presented for consideration at the annual meeting other than a shareholder proposal, which may or may not be presented, that has been omitted from this Proxy Statement in accordance with the rules of the Securities and Exchange Commission. If this proposal or any other business should properly come before the annual meeting, the shares represented by the proxies and voting instructions solicited hereby may be discretionarily voted on such business in accordance with the judgment of the proxy holders.


                                               COMPARISON OF CUMULATIVE RETURN
              AMONG THE GUARANTEE LIFE COMPANIES INC., S&P 500 INDEX AND SNL LIFE & HEALTH INSURANCE INDEX

      Measurement Period        The Guarantee Life Companies Inc.       S&P 500            SNL Life & Health Insurance
        (Period Covered)                   Index                         Index                        Index

Measurement PT - 12/31/96             $     143.58                  $     123.75                $      133.29
                                         ------------                  ------------                 ------------
Period Ending   9/30/96               $     153.78                  $     114.31                $      117.25
                                         ------------                  ------------                 ------------
Period Ending   6/30/96               $     135.97                  $     110.88                $      111.13
                                         ------------                  ------------                 ------------
Period Ending   3/31/96               $     118.27                  $     106.13                $      107.93
                                         ------------                  ------------                 ------------
Period Ending  10/31/95               $     121.15                  $     100.72                $      102.24
                                         ------------                  ------------                 ------------
Period Ending  12/19/95               $     100.00                  $     100.00                $      100.00
                                         ------------                  ------------                 ------------

                              AMENDMENT NO. 3 TO

                       THE GUARANTEE LIFE COMPANIES INC.
                         1994 LONG TERM INCENTIVE PLAN

     Reference is made to The Guarantee Life Companies Inc. 1994 Long Term Incentive Plan (the "Plan") adopted on December 15, 1994 by the Board of Directors of The Guarantee Life Companies Inc. (the "Company"), adopted on December 15, 1994 by Guarantee Mutual Life Company, as the sole shareholder of the Company, and amended on April 6, 1995, December 8, 1995, and November 14, 1996, by the Board of Directors of the Company. Capitalized terms used herein but not otherwise defined have the meanings assigned to them in the Plan.

     At a meeting duly called and held on February 20, 1997, this Amendment No. 3 to the Plan has been adopted by the Board of Directors of the Company subject to approval by shareholders at the Annual Meeting to be held May 8, 1997:

         1. Section 4.1 is amended to delete the first sentence thereof in its entirety and a new first sentence is inserted in lieu thereof to read as follows:

            Subject to the adjustment as provided in Section 4.3 herein, the total number of Shares available for grant under the Plan may not exceed 1,345,828.

         2. This Amendment No. 3 shall be effective upon its approval by shareholders on May 8, 1997.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.                                           Please mark
                                                                                                             your votes as
                                                                                                             indicated in
                                                                                                             this example


PROPOSAL 1-                          FOR       WITHHOLD              PROPOSAL 2-
ELECTION OF DIRECTORS-                          FOR ALL              RATIFICATION OF APPOINTMENT          FOR    AGAINST    ABSTAIN
         NOMINEES:                                                   OF KPMG PEAT MARWICK LLP AS
         01) John R. Cochran                                         INDEPENDENT AUDITORS FOR 1997
         02) James M. McClymond
         03) William F. Welsh II

WITHHOLD: (Write that nominee's name in the space provided below.)   PROPOSAL 3-                          FOR    AGAINST    ABSTAIN
                                                                     APPROVAL OF AN AMENDMENT TO THE
                                                                     1994 LONG TERM INCENTIVE PLAN


                               IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW




Signature(s)                                                Signature(s)                                             Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

             PLEASE FOLD AND DETACH HERE AND READ THE REVERSE SIDE



                    HELP US SAVE MONEY - VOTE BY TELEPHONE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

 .  On a Touch Tone Telephone call toll free 1-888-776-5659 24 hours per day - 7 days a week.
 .  You will be asked to enter a Control Number.

   OPTION #1: To vote as the Board of Directors recommends on ALL proposals:
              Press 1 now. If you wish to vote on each proposal separately, press 0 now.

   When you press 1, your vote will be confirmed and cast as you directed. END OF CALL.

   OPTION #2: If you choose to vote on each proposal separately, press 0 now and you will hear these instructions.

     Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9; To WITHHOLD FOR AN INDIVIDUAL nominee, press 0. If you press 0, enter the two digit number that precedes the nominee(s) for whom you withhold your vote; then press 0.

     Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

     Proposal 3: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

Your vote will be confirmed and cast as you directed. END OF CALL.

   If you vote by telephone, there is no need to mail back your proxy card.
                             THANK YOU FOR VOTING.

                       THE GUARANTEE LIFE COMPANIES INC.
                               Guarantee Centre
                            8801 Indian Hills Drive
                             Omaha, Nebraska 68114

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                      OF
                       THE GUARANTEE LIFE COMPANIES INC.

                                  PROXY CARD

       The person signing on the reverse side of this Proxy Card hereby appoints
R. D. Bates, W. L. Bauhard and R. A. Spellman proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of the Guarantee Life Companies Inc. standing in the name of said person with all powers said person would possess if present at the Annual Meeting of Shareholders of The Guarantee Life Companies Inc. to be held May 8, 1997, or any adjournment thereof.

       Please mark, sign and date the reverse side of this Proxy Card and return it in the enclosed envelope.




                             FOLD AND DETACH HERE




                            YOUR VOTE IS IMPORTANT!


                       You can vote in one of two ways:

1. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                      or
                                      --

2. Call toll free 1-888-776-5659 on a Touch Tone telephone and follow the instructions found on the reverse side.


         A majority of shareholders must vote in order for the Annual Meeting to be held as scheduled on May 8, 1997. Your vote is vital - your shares cannot be voted unless you sign and return your proxy card or vote by telephone.
                                                 --

                                  PLEASE VOTE